UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2014

Oro East Mining, Inc.
 (Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-53136
(Commission File Number)

26-2012582
 (IRS Employer Identification No.)

7817 Oakport Street, Suite 205
Oakland, California 94621
 (Address of principal executive offices)(Zip Code)

(510) 638-5000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 12, 2014, Oro East Mining, Inc. (“Company”) entered into a binding letter of intent (“LOI”) with Red Bank Trust for the purchase of certain lode and placer mining claims and all mineral rights thereto, spanning 55 deeded acres in Mariposa County known as the Red Bank Mines, including an easement, right of entry, and other rights and interests as set forth in the LOI (“Mining Claims and Mineral Rights”). A long-form purchase agreement for the Mining Claims and Mineral Rights that integrates the LOI will be prepared by mutually agreed upon legal counsel or licensed brokers within 20 days of the expiration of the Due Diligence Period as set forth in the LOI.

The parties have agreed to a consideration valuation of $2,000,000.00 (Two Million U.S. Dollars) paid in part with 20,000,000 restricted shares of Company stock registered through a subsequent Form S-1 filing, which the parties value at $1,000,000.00, and paid in part with a Convertible Promissory Note and Convertible Note Purchase Agreement to Yan Ming Wu, the named beneficiary of the Redbank Trust, in the sum of $1,000,000.00. Yan Ming Wu is a foreign national and citizen of the People’s Republic of China.

The Company had previously entered into a Mining Lease and Royalties Agreement executed on June 24, 2013 (“Agreement”). Upon the execution of the LOI, the Agreement is voided, though in the event that the transactions contemplated by the LOI are not completed, the Agreement will be automatically effective again and enforceable upon termination of the LOI.

Item 9.01 Exhibits

(d) Exhibits:

Exhibit	Description

10.1	Binding Letter of Intent for Purchasing the Redbank Mining Claims

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oro East Mining, Inc.
(Registrant)

Date: December 15, 2014	By:	/s/ Tian Qing Chen
Name: Tian Qing Chen
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Binding Letter of Intent for Purchasing the Redbank Mining Claims